Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated January 31, 2000 with respect to the consolidated financial statements and schedule of Commtouch Software Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 1999, filed with the Securities and Exchange Commission in the Registration Statement (Form F-3) of Commtouch Software Ltd. for the registration of 2,052,051 of its ordinary shares and a warrant to purchase 1,136,000 of its ordinary shares issuable upon exercise of the warrant.

Tel-Aviv, Israel
July 26, 2000

KOST, FORER & GABBAY
A member of Ernst & Young international

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